EXHIBIT 21.1

PRIOR TO THE SPIN-OFF, THE FOLLOWING ARE EXPECTED TO BECOME SUBSIDIARIES OF CHAPARRAL STEEL COMPANY.

SUBSIDIARIES AND AFFILIATES OF REGISTRANT	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Chaparral Steel Company	Delaware
Chaparral Investments, Inc.	Delaware
American Materials Transport, Inc.	Delaware
Chaparral Steel Texas, Inc.	Delaware
Chaparral Steel Trust	Delaware
Chaparral Holdings, LLC.	Delaware
Chaparral Steel Midlothian, LP (1)	Delaware
TXI Star Recycling LP, formerly Star 2000 LP (1)	Delaware
Chaparral (Virginia) Inc.	Delaware
Aceros Chaparral, S. de R. L. de C. V. (2)	Mexico
Servicios Chaparral, S. de R. L. de C. V. (3)	Mexico

Indirect subsidiaries of Registrant are indented and listed following their direct parent company.

(1)	Delaware limited partnership: Chaparral Holdings, LLC, general partner; Chaparral Steel Trust, limited partner.
(2)	Mexico limited liability company: Chaparral Investments, Inc. and Chaparral Steel Midlothian, LP, owners.
(3)	Mexico limited liability company: Aceros Chaparral, S. de R. L. de C. V. and Chaparral Steel Midlothian, LP,

owners.